Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Kandi Technology Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(6)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Ordinary Share, par value $0.001 per share	Rule 457(c) and Rule 457(f)(1)	77,658,730	$4.40	$341,698,412	(2)(3)	0.0001091	$37,279.30
Equity	Ordinary Shares, par value $0.001 per share (3)	Rule 457(c) and Rule 457(f)(1)	8,131,332	$4.40	$35,777,860.80	(4)	0.0001091	$3,903.36
Equity	Ordinary Shares, par value $0.001 per share	Rule 457(c) and Rule 457(f)(1)	900,000	$4.40	$3,960,000.00	(5)	0.0001091	$432.04
Total Offering Amounts					$381,436,272.8		0.0001091	$41,614.70
Total Fees Previously Paid					—			—
Total Fee offsets					—			—
Net fee Due								$41,614.70

(1)	Based upon the maximum number of ordinary shares of the registrant, or Kandi BVI, that may be issued and distributed to the holders of the common stock of Kandi Technologies Group, Inc., a Delaware corporation (“Kandi”), on a share-for-share basis upon consummation of the merger of Kandi Technologies Mergerco Inc., a Delaware corporation and a wholly owned subsidiary of the registrant, with and into Kandi, as described in the prospectus included in this registration statement.

(2)	Reflects the market price of the common stock of Kandi, computed in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the common stock of Kandi as reported on the NASDAQ Global Select Market on September 29, 2021, and is estimated solely to determine the registration fee. Although there is no present market for the securities of the registrant, upon consummation of the merger, the ordinary shares of the registrant is expected be listed on the NASDAQ Global Select Market.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(4)	Pursuant to Rule 457 under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of $4.40 (the average high and low price of common stock of Kandi on September 29, 2021) and 8,131,332 ordinary shares representing the maximum number of shares of common stock of Kandi issuable upon the exercise of outstanding warrants prior to the effective time of the merger.

(5)	Pursuant to Rule 457 under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of $4.40 (the average high and low price of common stock of Kandi on September 29, 2021) and 900,000 ordinary shares representing the maximum number of shares of common stock of Kandi issuable upon the exercise of outstanding options prior to the effective time of the merger.